Exhibit 10.1

POST HOLDINGS, INC.
2024 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective February 19, 2024)

POST HOLDINGS, INC.
2024 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of February 19, 2024)

i

2.1	Eligibility	7
2.2	Commencement of Participation	7
ARTICLE III ACCOUNTS		7
3.1	Opening Credits	7
3.2	Pay Credits	7
3.3	Interest Credits	8
ARTICLE IV DISTRIBUTION OF ACCOUNT		8
4.1	Time and Method of Distribution	8
4.2	Designation of Beneficiary	10
4.3	Non-Assignability	10
ARTICLE V VESTING		10
5.1	Attainment of Retirement Age	10
5.2	Accelerated Vesting Events	11
5.3	Forfeiture	11
ARTICLE VI AMENDMENT OR TERMINATION OF THE PLAN		12
6.1	Power to Amend or Terminate Plan	12
6.2	Distribution of Plan Benefits Upon Termination	12
ARTICLE VII PLAN ADMINISTRATION		12
7.1	Powers of the Committee	12
7.2	Limits of Liability.	13
7.3	Claims Procedure	13
7.4	Expenses	15
7.5	Conclusiveness of Action	15
7.6	Release of Liability	15
ARTICLE VIII MISCELLANEOUS		16
8.1	Plan Not a Contract of Employment	16
8.2	Limitation on Rights; Unsecured General Creditor Status	16
8.3	Rules	16
8.4	Withholding of Taxes	16
8.5	Severability	17
8.6	409A Compliance	17
8.7	Governing Law	17
8.8	Rules of Construction	17

ii

POST HOLDINGS, INC.
2024 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of February 19, 2024)
PREAMBLE
Post Holdings, Inc. hereby establishes the Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan effective February 19, 2024. The Plan as set out herein is intended to be an unfunded retirement plan for a select group of management or highly compensated employees which meets the requirements of Section 409A of the Code. The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing a supplemental retirement program to attract, retain and motivate selected employees who make important contributions to the success of the Company.
ARTICLE I
DEFINITIONS
As used in the Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:
1.1    “Account” means the bookkeeping account established for each Participant to reflect the Opening Credits, Pay Credits and Interest Credits credited to such Participant under the Plan. The Plan will use the vested balance of a Participant’s Account to determine the amount that will be distributed to the Participant in accordance with Article IV.
1.2    “Administrator” means the Chief Human Resources Officer of the Company, provided that if the Chief Human Resources Officer of the Company is also a Participant eligible under the Plan, then for purposes of determining any benefits payable to such individual under the Plan, the Chief Administrative Officer of the Company shall serve as the Administrator.
1.3    “Affiliate” means any entity that is a Subsidiary of the Company and any limited liability company, partnership, corporation, joint venture or other entity in which the Company or any such Subsidiary owns at least 50% of the entity’s outstanding voting securities or at least 50% of the entity’s outstanding equity.
1.4    “Annualized Compensation” means a Participant’s annualized base salary and target annual bonus, in the aggregate, as in effect on the applicable date.
1.5    “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled pursuant to Section 4.2 hereof, to receive any amount credited to the Participant’s Account that remains undistributed at the Participant’s death.
1.6    “Board” means the Board of Directors of the Company.
1.7    “Cause” means (a) the Participant’s conviction of a crime, the circumstances of which involve fraud, embezzlement, misappropriation of funds, dishonesty or moral turpitude, and which is substantially related to the circumstances of the Participant’s duties; (b) the Participant’s conviction of a crime, the circumstances of which involve federal or state securities laws; or (c) the Participant’s falsification of Company or Affiliate records.

1.8    “Change in Control” shall mean any of the following:
(a)     Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.
(b)    More than 50% of the (x) combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (y) then outstanding Shares of Stock (“Outstanding Company Common Stock”) is directly or indirectly acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute a Change in Control for this purpose:
(i)     any acquisition or beneficial ownership by the Company or a Subsidiary, or
(ii)    any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of more of its Subsidiaries.
(c)    Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination:
(i)     all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries);
(ii)    no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors or other governing body of the entity resulting from such Business Combination, except to the extent that such individual, entity or group owned more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination; and

(iii)    at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, approving such Business Combination.
(d)    The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries, taken together as a whole (in one transaction or a series of transactions).
(e)    The shareholders of the Company shall approve a plan to liquidate or dissolve the Company and the Company shall commence such liquidation or dissolution of the Company.
Notwithstanding anything herein to the contrary, an event described herein shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A of the Code.
1.9    “Change in Control Date” shall mean, in the case of a Change in Control defined in clauses (a) through (d) of the definition thereof, the date on which the event is consummated, and in the case of a Change in Control defined in clause (e) of the definition thereof, the date on which the Company shall commence such liquidation or dissolution.
1.10    “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.
1.11    “Committee” means the Corporate Governance and Compensation Committee (or any successor thereto) of the Board or its delegee.
1.12    “Company” means Post Holdings, Inc., a Missouri corporation, and any successor thereto.
1.13    “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of whether an individual has a Disability shall be determined by the Administrator. The Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates, provided that the definition of disability applied under such disability plan meets the requirements of a Disability in the first sentence hereof.
1.14     “Effective Date” means February 19, 2024.

1.15    “Eligible Employee” means an employee of an Employer who resides in the United States, is paid through a U.S. payroll, and is a member of a select group of management or highly compensated employees.
1.16    “Eligible Participant” means:
(a)    with respect to a Plan Year commencing on or after October 1, 2024, an Eligible Employee whose Annualized Compensation as of the December 1st of that Plan Year equals or exceeds the annual compensation limit set forth in Code Section 401(a)(17), as in effect on that December 1st. By way of example, for the 2025 Plan Year, an Eligible Employee would be an Eligible Participant if the Eligible Employee’s Annualized Compensation as of December 1, 2024 equals or exceeds $345,000.
(b)    with respect to the Plan Year commencing on the Effective Date, an Eligible Employee whose Annualized Compensation as of January 22, 2024 equals or exceeds the annual compensation limit set forth in Code Section 401(a)(17), as in effect on December 1, 2023.
1.17    “Employer” means the Company or any wholly-owned subsidiary of the Company.
1.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.19    “Good Reason” means the occurrence of one more of the following, which circumstances are not remedied by the Company or its successor in interest within thirty (30) days after its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days after the Participant’s knowledge of the applicable circumstances): (a) a material diminution in a Participant’s duties and responsibilities, (b) a material decrease in a Participant’s base salary or annual bonus opportunity, or (c) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles, in each case, without the Participant’s written consent; provided that, in each case, the Participant must actually terminate his or her employment within thirty (30) days following the Company’s thirty (30)-day cure period specified herein.
1.20    “Incumbent Board” means the group of directors consisting of (a) those individuals who, as of the Effective Date, constituted the Board; and (b) any individuals who become directors subsequent to such Effective Date whose appointment, election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board. The Incumbent Board shall exclude any individual whose initial assumption of office occurred (i) as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (other than a solicitation of proxies by the Incumbent Board) or (ii) with the approval of the Incumbent Board but by reason of any agreement intended to avoid or settle a proxy contest.
1.21    “Interest Crediting Rate” means the fixed interest rate or floating market rate (e.g., 30-year treasury rate) approved by the Committee for purposes of allocating Interest Credits under Section 3.3.

1.22    “Interest Credits” means amounts credited to a Participant’s Account in accordance with Section 3.3.
1.23    “Opening Credits” means amounts credited to a Participant’s Account in accordance with Section 3.1.
1.24    “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1 and has commenced participation in the Plan in accordance with Section 2.2. Where the context so requires, “Participant” shall also include a person who is not an Eligible Employee but who has an Account under the Plan, including a Beneficiary who obtains benefits under the Plan in accordance with its terms.
1.25    “Pay Credits” means amounts credited to a Participant’s Account in accordance with Section 3.2.
1.26    “Plan” means the Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan, as originally adopted and as from time to time amended.
1.27    “Plan Year” means the twelve-month period commencing on October 1st of each year; provided, however, that the first Plan Year shall be a short Plan Year commencing on February 15, 2024 and ending on September 30, 2024.
1.28    “Post-CIC Period” means the period commencing on the Change in Control Date and ending on the second anniversary of the Change in Control Date.
1.29    “Pre-CIC Period” means the period commencing on the calendar day which is three months prior to the Change in Control Date and ending on the calendar day immediately preceding the Change in Control Date.
1.30    “Retirement” means a Participant’s Separation from Service on or after the Participant’s Retirement Date; provided, however, that “Retirement” does not include (a) a Participant’s involuntary Separation from Service initiated by an Employer for Cause, or (b) a Participant’s Separation from Service in Connection with a Change in Control which occurs during the Post-CIC Period.
1.31    “Retirement Date” means the date on which the Participant has reached either (a) age 55 with 10 or more Years of Service with the Company and its Affiliates, or (ii) age 65 with 5 or more Years of Service with the Company and its Affiliates.
1.32    “Separation from Service” means the date a Participant separates from service within the meaning of Section 409A of the Code. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company determined in accordance with the following:
(a)     Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a twenty nine (29) month period of absence shall be substituted for such six (6) month period.

(b)    Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in the Code, to be treated as having a Separation from Service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with the Plan pursuant to Section 409A of the Code, then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of the Plan.
(c)    Termination of Employment. Whether a termination of employment constitutes a Separation from Service is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor, except as provided in Section 1.32(b) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in Section 1.32(b) over the immediately preceding thirty six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty six (36) months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (c), the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable thirty six (36) month (or shorter) period).
(d)    Service with Related Companies. For purposes of determining whether a Separation from Service has occurred, the “Company” shall include the Company or a subsidiary, as applicable, and any other entity that is aggregated with the Company or such subsidiary pursuant to Sections 414(b) or (c) of the Code.

1.33    “Separation from Service in Connection with a Change in Control” means a Participant’s involuntary Separation from Service during the Pre-CIC Period or the Post-CIC Period which is a termination by an Employer without Cause or by the Participant for Good Reason.
1.34    “Stock” means the Company’s common stock, $0.01 par value per share (as such par value may be adjusted from time to time) or any securities issued in respect thereof by the Company or any successor to the Company as a result of any Stock split up, reverse Stock split, Stock dividend, recapitalization, merger, consolidation, combination or exchange of shares, or similar corporate change or transaction.
1.35    “Subsidiary” means a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.
1.36    “Years of Service” means the Participant’s full number of complete years (365 days or 366 days, as applicable) of continuous employment with the Company and/or its Affiliates. A Participant’s period of service with any acquired or predecessor employer, to the extent not otherwise counted hereunder, will also be taken into consideration in determining the Participant’s Years of Service to the extent, and under such conditions, as may be determined by the Administrator in the Administrator’s sole discretion.
ARTICLE II
PARTICIPATION IN THE PLAN
2.1    Eligibility. Participation in the Plan shall be limited to Eligible Employees. If the Committee determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, the Participant shall cease to be eligible to receive Pay Credits or Interest Credits, but will continue to participate in the Plan with respect to existing amounts credited to the Participant’s Account.
2.2    Commencement of Participation. An Eligible Employee will become a Participant in the Plan on the date on which the Eligible Employee is credited with an Opening Credit in accordance with Section 3.1 or a Pay Credit in accordance with Section 3.2 without further action by the Eligible Employee.
ARTICLE III
ACCOUNTS
3.1    Opening Credits. Each Participant in the Plan as of the Effective Date will be credited with an Opening Credit as set forth in Exhibit A.
3.2    Pay Credits. Beginning with the Plan Year commencing October 1, 2024, each February, the Account of each Eligible Participant shall be credited with a Pay Credit equal to a percentage of the Eligible Participant’s Annualized Compensation as of the December 1st immediately preceding the date on which such credit is allocated, determined in accordance with the following table:

Participant Group	Percentage Pay Credits
President and CEO of the Company	5%
Other Named Executive Officers	4%
All Other Eligible Employees	3%

For avoidance of doubt, no Pay Credit shall be allocated to an Eligible Participant’s Account if the Eligible Participant is no longer employed by an Employer as of the date the credit is to be allocated.
3.3    Interest Credits. Each February, the Account of each Participant shall be credited with an Interest Credit equal to the Interest Crediting Rate for such Plan Year multiplied by the Participant’s Account balance as of the preceding December 1st. Interest Credits shall continue to be credited to a Participant’s Account until the earlier of (a) the date distribution of the Participant’s Account commences in accordance with Article IV, or (b) the date of the Participant’s Separation from Service.
ARTICLE IV
DISTRIBUTION OF ACCOUNT
4.1    Time and Method of Distribution.
(a)     Commencement of Benefits. The payment of the vested amount credited to a Participant’s Account shall be made, or commence to be made, to a Participant (or, in the event of a Participant’s death, to the Participant’s Beneficiary) upon the earliest to occur of the following:
(i)    the Participant’s Retirement;
(ii)    a Change in Control, provided that the Participant incurs a Separation from Service in Connection with a Change in Control during the Pre-CIC Period;
(iii)    the Participant’s Separation from Service in Connection with a Change in Control that occurs during the Post-CIC Period;
(iv)    the Participant’s death; or
(v)    the Participant’s Disability.

(b)     Method of Distribution.
(i)     Retirement. If distribution of a Participant’s Account commences as a result of the Participant’s Retirement, the Participant’s Account shall be distributed to the Participant in five substantially equal annual cash installments, with the first installment paid within ninety (90) days following the Participant’s Separation from Service and subsequent installments paid on each anniversary of the Participant’s Separation from Service; provided, however, that (A) if a Change in Control Date occurs before all installment payments have been made, any remaining balance in the Participant’s Account shall be paid to the Participant in a single cash lump sum within ninety (90) days following such Change in Control Date, and (B) if a Participant dies before all installment payments have been made, any remaining balance in the Participant’s Account shall be paid to the Participant’s Beneficiary in a single cash lump sum as soon as practicable following the Participant’s death.
(ii)    Change in Control. If distribution of the Participant’s Account commences as a result of a Change in Control (for the avoidance of doubt, as described in Section 4.1(a)(ii), this is limited to situations in which a Participant incurs a Separation from Service in Connection with a Change in Control during the Pre-CIC Period), the Participant’s Account shall be distributed to the Participant in a single cash lump sum payment within ninety (90) days following the Change in Control Date.
(iii)    Separation from Service in Connection with a Change in Control During Post-CIC Period. If distribution of the Participant’s Account commences as a result of a Separation from Service in connection with a Change in Control that occurs during the Post-CIC Period, the Participant’s Account shall be distributed to the Participant in a single cash lump sum payment within ninety (90) days following the Participant’s Separation from Service.
(iv)    Death. If distribution of the Participant’s Account commences as a result of the Participant’s death, the Participant’s Account shall be distributed to the Participant’s Beneficiary in a single cash lump sum payment as soon as practicable following the Participant’s death (but in no event later than December 31 of the calendar year following the calendar year in which the Participant’s death occurs).
(v)    Disability. If distribution of the Participant’s Account commences as a result of the Participant’s Disability, the Participant’s Account shall be distributed to the Participant in a single cash lump sum payment as soon as practicable following the date of the Participant’s Disability (but in no event later than the end of the calendar year in which the Participant’s Disability occurs or, if later, the 15th day of the third month following the date on which the Participant’s Disability occurs). For the avoidance of doubt, the Participant is not permitted, directly or indirectly, to designate the taxable year of such payment.

(c)    Specified Employee. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, no portion of the Participant’s Account that would otherwise be distributed as a result of a Separation from Service shall be distributed on account of a Separation from Service before the earlier of (i) the date which is six (6) months following the date of the Participant’s Separation from Service, or (ii) the date of death of the Participant. Amounts that would have been paid during the delay will be paid on the first business day following the end of the six-month delay.
4.2    Designation of Beneficiary. A Participant shall designate a Beneficiary on a form provided by the Administrator. The Beneficiary designation may be changed by the Participant at any time, but any such change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by the Administrator. In the event that the Administrator receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. If the Administrator does not have a valid Beneficiary designation of a Participant at the time of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate.
4.3    Non Assignability. Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive an Account until the Account is actually distributed to a Participant or the Participant’s Beneficiary. The portion of the Account which has not been distributed shall not be subject to attachment, garnishment or execution for the payment of any debts, judgments, alimony or separate maintenance and shall not be transferable by operation of law in the event of bankruptcy or insolvency of a Participant or a Participant’s Beneficiary.
ARTICLE V
VESTING
5.1    Attainment of Retirement Age.
(a)    If a Participant remains continuously employed by the Company or an Affiliate through the Participant’s Retirement Date, the Participant shall be fully (100%) vested in the Pay Credits and Interest Credits credited to the Participant’s Account, to the extent not previously forfeited. Any Pay Credits or Interest Credits credited to a Participant’s Account under Article III after such date shall be fully (100%) vested at the time they are credited to the Participant’s Account.
(b)    Subject to Section 5.2, each Participant shall become vested in Opening Credits credited to the Participant’s Account, to the extent not previously forfeited, based on the Participant’s Years of Service (only considering service on and after the Effective Date) in accordance with the table below, and further provided that such Participant remains continuously employed by the Company or an Affiliate through the Participant’s Retirement Date.

Years of Service (Service on or after the Effective Date)	Vesting Percentage
1	33.3%
2	66.7%
3 or more	100.0%

5.2     Accelerated Vesting Events. Each Participant shall be fully (100%) vested in the Participant’s Account (including, for the avoidance of doubt, Opening Credits, Pay Credits and Interest Credits) to the extent not previously forfeited, upon the earliest to occur of the following:
(a)     The Participant’s Separation from Service in Connection with a Change in Control (regardless of age or years of service), with the vesting date being (i) the Change in Control Date, if the Separation from Service occurs during the Pre-CIC Period, or (ii) the date of the Separation from Service, if the Separation from Service occurs during the Post-CIC Period.
(b)    The Participant’s death; or
(c)    The Participant’s Disability.
Any Pay Credits or Interest Credits credited to a Participant’s Account under Article III following the occurrence of an event described in this Section 5.2 shall be fully (100%) vested at the time they are credited to the Participant’s Account.
5.3    Forfeiture. If a Participant incurs a Separation from Service prior to the Participant’s Retirement Date, and that Separation from Service is not a Separation from Service in connection with a Change in Control, the Participant will immediately and irrevocably forfeit any unvested portion of the Participant’s Account (after taking into consideration any accelerated vesting pursuant to Section 5.2). In addition, notwithstanding anything herein to the contrary, if a Participant incurs a Separation from Service for Cause, the Participant’s Account, whether vested or unvested, will be immediately and irrevocably forfeited and the Participant will not be entitled to any benefit under the Plan. For the sake of clarity, if the unvested portion of a Participant’s Account has been forfeited because the Participant has experienced a Separation from Service (with no accelerated vesting having yet been applied pursuant to Section 5.2), and a Change in Control Date occurs within the Pre-CIC Period, if the Separation from Service is a Separation from Service in Connection with a Change in Control (e.g., was a termination by an Employer without Cause or by the Participant for Good Reason), then the forfeited benefit will be restored (without interest) and vested pursuant to Section 5.2(a)(i).

ARTICLE VI
AMENDMENT OR TERMINATION OF THE PLAN
6.1    Power to Amend or Terminate Plan. The power to amend, modify or terminate the Plan at any time is reserved to the Committee, except that the Chief Executive Officer of the Company or the EVP, General Counsel and Chief Administrative Officer, acting individually or together, may make amendments to resolve ambiguities, supply omissions and cure defects, make any amendments deemed necessary or desirable to comply with applicable tax law or regulations to avoid adverse tax consequences, and any other amendments deemed necessary or desirable, which shall be reported to the Committee. Notwithstanding the foregoing, no amendment, modification or termination shall materially and adversely affect the terms of any amounts credited to the Participant’s or Beneficiary’s Account prior to the effective date of such amendment, modification or termination, without the consent of the Participant or Beneficiary affected thereby. For the avoidance of doubt, an amendment to modify the Interest Crediting Rate used to calculate future Interest Credits (or to eliminate Interest Credits) shall not be considered an amendment that materially and adversely affects the terms of any amounts credited to the Participant’s or Beneficiary’s Account. Any amendment made to the Plan shall be in accordance with Section 409A of the Code.
6.2    Distribution of Plan Benefits Upon Termination. Upon the full termination of the Plan, the Company shall distribute the benefits of the Plan to the Participants in a manner that is consistent with and satisfies the provisions of Article V and Section 409A of the Code to the extent applicable.
ARTICLE VII
PLAN ADMINISTRATION
7.1    Powers of the Committee. The Committee shall administer the Plan or delegate its authority to do so as provided herein. The Committee has, in addition to any other powers conferred by the Plan or by law or the Committee’s charter, the following powers:
(a)     to determine all questions relating to eligibility to participate in the Plan;
(b)     to compute and certify to an appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;
(c)     to maintain all records necessary for the administration of the Plan that are not maintained by any recordkeeper;
(d)     to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;
(e)    to establish and modify the method of accounting for the Plan;
(f)    to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g)     to exercise discretion to make any other determinations and perform any other acts which it determines to be necessary and proper for the administration of the Plan.
The functions outlined above and the responsibility for general administration of the Plan are hereby delegated to the Administrator, subject to the authority of the Committee. The Administrator may delegate all or any part of the Administrator’s responsibilities for administration of the Plan to senior officers of the Company or to the benefits committee of the Company, in each case, to the extent permitted by Missouri law and subject to the Committee’s charter. Any such delegation may be revoked by the Committee or the Administrator at any time. The terms “Committee” and “Administrator”, as applicable, shall apply to any person or persons to whom such authority has been delegated in respect of actions within the scope of such delegation.
7.2    Limits of Liability.
(a)    Any liability of the Company to any Participant with respect to participation in the Plan shall be based solely upon contractual obligations created by the Plan.
(b)    Except as may be required by law, neither the Company, the Administrator, nor any member or former member of the Board or the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 7.1 hereof) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)    To the full extent permitted by law, the Administrator and each member and former member of the Board and the Committee and each person to whom the Committee or Administrator delegates or has delegated authority under the Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to the Plan.
7.3    Claims Procedure. A Participant or Beneficiary or other person who feels they are entitled to a benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may make a claim, i.e., a request for benefits under the Plan, pursuant to the following procedures. Any such claims should be directed to the Administrator at the following address: Post Holdings, Inc., 2503 S. Hanley Rd., St. Louis, MO 63144, Attn: Chief Human Resources Officer.
(a)    Company Action. The Administrator shall, within ninety (90) days after its receipt of such claim, make its determination. However, if special circumstances require an extension of time for processing the claim, the Administrator shall furnish the Claimant, within ninety (90) days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished, and shall provide such Claimant with its determination not later than one hundred eighty (180) days after receipt of the Claimant’s claim.

In the event the claim is denied, the Administrator shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to the Claimant’s last known address, which statement shall contain the following:
(i)    the specific reason or reasons for the Adverse Benefit Determination;
(ii)     a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;
(iii)     a description of any additional material or information that is necessary for the Claimant to perfect the claim;
(iv)    an explanation of why that material or information is necessary; and
(v)    an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.
(b)    Procedures for Appealing an Adverse Benefit Determination. Within sixty (60) days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or the Claimant’s authorized representative, may request, in writing, that the Committee review the Claimant’s claim. If the Claimant does not request a review of the Adverse Benefit Determination within such 60-day period, the Claimant shall be barred and estopped from appealing the Administrator’s Adverse Benefit Determination. Any appeal shall be filed with the Committee at the following address: Post Holdings, Inc., 2503 S. Hanley Rd., St. Louis, MO 63144, Attn: EVP, General Counsel and Chief Administrative Officer. The appeal shall be considered filed on the date it is received by the addressee.
The Claimant shall have the right to:
(i)     submit written comments, documents, records and other information relating to the claim for benefits;
(ii)    request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to the Claimant’s claim for benefits.
(c)    Response on Appeal. Within sixty (60) days after receipt by the Committee of a written application for review of a Claimant’s claim, the Committee shall notify the Claimant of its decision by delivery or by certified or registered mail to the Claimant’s last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee shall so notify the Claimant of its decision not later than one hundred twenty (120) days after receipt of such application.

In the event the Committee’s decision on appeal is adverse to the Claimant, the Committee shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:
(i)     the specific reason(s) for the Adverse Benefit Determination on Appeal;
(ii)     reference to specific plan provisions on which the benefit determination is based;
(iii)     a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).
(d)    Definition. As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.
(e)    Disability Claims. Notwithstanding anything contained in this Section 7.3 to the contrary, the claim procedures described herein shall be administered in accordance with 29 C.F.R. Section 2560.503-1. Accordingly, to the extent such regulations so require, determinations as to whether Plan provisions regarding Disability apply to a Participant shall be made in accordance with the Department of Labor’s claim procedure regulations applicable to claims for disability benefits, available upon written request from the Chief Human Resources Officer of the Company.
(f)    Legal Actions. A Claimant may bring a legal action with respect to a claim only if (i) all procedures described above have been exhausted, and (ii) the action is commenced within ninety (90) days after a decision on review is furnished. In light of the Company’s substantial contacts with the State of Missouri, the fact that the Company is headquartered in St. Louis, Missouri, and the Company’s establishment of, and the Committee’s maintenance of, the Plan in Missouri, any legal action brought by a Claimant shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.
7.4    Expenses. All expenses with respect to the Plan shall be paid by the Company.
7.5    Conclusiveness of Action. Any action on matters within the discretion of the Committee or the Administrator (or their delegates) will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.
7.6    Release of Liability. By participating in the Plan, each Participant and Beneficiary automatically releases the Company, its employees, the Administrator, the Committee, the Board and each member of the Board from any liability due to any failure to follow the requirements of Section 409A of the Code, unless such failure was the result of an action or failure to act that was undertaken by the Company in bad faith.

ARTICLE VIII
MISCELLANEOUS
8.1    Plan Not a Contract of Employment. The adoption and maintenance of the Plan does not constitute a contract between an Employer and any Participant or to be in consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of an Employer or derogates from the right of an Employer to discharge any Participant at any time without regard to the effect of such discharge upon the Participant’s rights as a Participant in the Plan.
8.2    Limitation on Rights; Unsecured General Creditor Status. Nothing in the Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of the Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in the Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto. The obligations of an Employer under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive benefits under the Plan from an Employer, such benefits shall be paid from the general assets of such Employer and such person shall be an unsecured general creditor of such Employer with no special or prior right to any assets of such Employer for payment of any obligations hereunder. Notwithstanding the foregoing, nothing in this Section shall preclude the Company, in its sole discretion, from establishing a “rabbi trust” or other vehicle in connection with the operation of the Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to provide deferred compensation benefits for a select group of management or highly compensated employees.
8.3    Rules. The Administrator and the Committee shall have full and complete discretionary authority to construe and interpret provisions of the Plan and to determine a Participant’s eligibility for benefits on a uniform, nondiscriminatory basis in similar fact situations. The Administrator and the Committee may adopt such rules as they deem necessary, desirable or appropriate. All rules and decisions shall be uniformly applied to all Participants in similar circumstances.
8.4    Withholding of Taxes. Any payments pursuant to the Plan shall be subject to withholding of federal, state and local income taxes and any other applicable withholding or employment taxes. If, prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to a Participant’s Account, then the Company may, to the extent permitted by Code Section 409A, make a payment from the Participant’s Account equal to the amount needed to pay the Participant’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes).

8.5    Severability. If any provision of the Plan is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purposes of the parties in entering into the Plan.
8.6    409A Compliance. The Plan is intended to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. If any provision of the Plan is determined not to comply with Section 409A of the Code, the noncompliant provisions shall be interpreted and applied in a manner that complies with Section 409A of the Code and implements the intent of the Plan as closely as possible. Each installment in any series of payments under the Plan shall be considered a “separate payment” for purposes of Section 409A of the Code.
8.7    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Missouri, without giving effect to principles of conflicts of laws, and construed accordingly.
8.8    Rules of Construction.
(a)    Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.
(b)    Singular and plural. Unless clearly inappropriate, singular items refer also to the plural and vice versa.

[Signature Page Follows]

IN WITNESS WHEREOF, this Post Holdings, Inc. 2024 Supplemental Executive Retirement Plan has been executed on this 19th day of February, 2024.

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray

Diedre J. Gray

EVP, General Counsel and Chief Administrative Officer, Secretary